Exhibit 16.1

SEALE AND BEERS, CPA’s
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 30, 2009

U. S. Securities and Exchange Commission
100 F Street, NE
Washington DC  20549

Re:   Sara Creek Gold Corp.

Ladies and Gentlemen:

The firm of Seale and Beers, CPA’s was previously principal accountant for Sara Creek Gold Crop. (formerly Uventus Technologies Corp.), but never audited or reviewed any of the financial statements of the Company prior to our dismissal on September 29, 2009.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 29, 2009, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPA’s